Exhibit 10.26.1
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Under 17 C.F.R. §§ 200.80(b)(4) and 203.406
FIRST AMENDMENT TO LICENSE AGREEMENT No. A4779
     This Agreement, effective May 31, 2011, is between the University of Florida Research Foundation, Inc., a not-for-profit corporation duly organized and existing under the laws of the State of Florida and having its principal office at 223 Grinter Hall, Gainesville, Florida 32611 U.S.A. (hereinafter referred to as “UFRF”), and Myriant Technologies Inc, a company duly recognized under the laws of the State of Delaware, and having its principal office at 2 Batterymarch Park, Suite 301, Quincy, MA 02169 (hereinafter referred to as “Assignee”).
     WHEREAS, UFRF and BioEnergy International LLC, a company duly organized under the laws of the State of Delaware, and having its principal office at 2 Batterymarch Park, Suite 301, Quincy, MA 02169 (hereinafter referred to as “Licensee”) entered into a license agreement No. A4779 effective October 3, 2005, (hereinafter “License Agreement”);
     WHEREAS, UFRF consented to the assignment of the License Agreement from Licensee to Myriant Technologies Inc, a company duly recognized under the laws of the State of Delaware, and having its principal office at 2 Batterymarch Park, Suite 301, Quincy, MA 02169 on July 10, 2009;
     WHEREAS, Myriant Technologies LLC has undergone a conversion from a Delaware LLC to a Delaware Corporation now known as Myriant Technologies Inc (“Assignee”) and having its principal office at 2 Batterymarch Park, Suite 301, Quincy, MA 02169;
     WHEREAS, UFRF and Assignee (collectively “the Parties”) now wish to amend certain terms of the License Agreement;
     NOW THEREFORE, in consideration of the mutual covenants and agreement set forth below, the Parties hereby amend the License Agreement as follows:
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1.	Section 1.4 of the License Agreement is replaced in its entirety with the following:
1.4	“Net Sales” shall mean the amount invoiced on sales of Licensed Product and/or Licensed Processes by Licensee or Sublicensee(s) after deducting, if not already deducted in the amount invoiced;
•	Trade and/or quantity discounts

•	Credits on returns and allowances

•	Outbound transportation costs paid
“Net Sales” shall not include the transfer of reasonable quantities of a Licensed Product to an Affiliate or Third Party for promotional purposes without charge. For the purpose of calculations of royalty payment, the Net Sales is not determined on the basis of output from the individual plants but it is based on the aggregated annual production of Licensed Product from all the manufacturing plants owned and, or operated either by Licensee or Sublicensee(s) throughout the world during that year.
2.	Section 1.6 of the License Agreement is replaced in its entirety with the following:
1.6	The term “Sublicensee” shall mean any Affiliate or Third Party to whom Licensee confers the right to make, use or sell Licensed Product and/or Licensed Processes.
3.	A new Section 1.11 with the following text is added to the License Agreement:
1.11	“Third Party” shall mean any person or entity other than a Party to this Agreement or an Affiliate of a Party to this Agreement.
4.	Sub-section 2.1.1 of the License Agreement is replaced in its entirety with the following:
2.1.1	License Under Licensed Patents

UFRF hereby grants to Licensee an exclusive license, limited to the Licensed Field and the Licensed Territory, under the Licensed Patents, to make, have made, use and sell Licensed Products and/or to practice Licensed Processes. This grant of exclusive license shall allow the making, using and selling of Licensed Products and/or the practice of
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Licensed Processes by tolling facilities owned and operated by third parties under a written agreement with the Licensee or Sublicensee. UFRF reserves to itself and the University of Florida the right to make and use Licensed Products and/or Licensed Processes solely for their internal research, clinical, and educational purposes. In addition, UFRF reserves to itself, as well as to the University of Florida and to all non-profit research institutions (which other non-profit research institutions shall have no right to grant further sublicenses), the right to use materials that might be covered under Licensed Patents solely for their internal research, educational, and clinical purposes and to meet all applicable governmental requirements governing the ability to transfer materials.
5.	Sub-section 2.2.1 of the License Agreement is replaced in its entirety with the following:
2.2.1.	Licensee may grant written Sublicenses to Affiliates on prior notice to UFRF. Licensee may grant written Sublicenses to Third Parties subject to UFRF prior review and consent which review and consent shall not be unreasonably withheld or delayed. Any agreement granting a Sublicense shall state that the Sublicense is subject to the termination provisions as defined in Section 9.8 of this Agreement. Licensee shall have the same responsibility for the activities of any Sublicensee as if the activities were directly those of Licensee.
6.	Sub-section 2.2.2 of the License Agreement is replaced in its entirety with the following:
2.2.2	In respect to Sublicenses granted by Licensee under Section 2.2.1, Licensee shall pay a royalty on Net Sales according to Section 4.2.1. In addition, Licensee shall pay UFRF (subject to Permitted Deductions provided that fair and commercially reasonable sublicense fees are paid to UFRF in conjunction with such transaction) [...***...] of any fees or other payments in consideration for any rights granted under a sublicense and such payments are not based directly upon the amount or value of Licensed Products sold by Sublicensee (Fees) up to [...***...]; [...***...] of any Fees between [...***...] and [...***...]; and [...***...] of Fees above [...***...]. Licensee shall not receive from Sublicensee anything of value in lieu of cash payments in consideration for any Sublicense under this Agreement without the express prior written permission of UFRF.
7.	Sub-section 2.2.3 of the License Agreement is replaced in its entirety with the following:
2.2.3	“Permitted Deductions” means: (i) funds received as consideration for equity purchases of Licensee’s securities by a Sublicensee at the fair
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market value of such equities, (ii) payments received by Licensee from any Sublicensee for purposes of paying Licensee for any future research requested by the Sublicensee, for development, testing, or engineering services actually undertaken by or for Licensee related to any Licensed Product or Licensed Process. For greater clarity, payment by a Sublicensee for future research expenses incurred by or for Licensee after the Effective Date for research which has not been requested by Sublicensee and has been conducted by Licensee as Licensee diligent pursuit of the Licensed Patents shall not be considered a Permitted Deduction.
8.	Sub-sections 3.1.2 and 3.1.3 (Development) of the License Agreement are replaced in their entirety with the following:
3.1.2.	Licensee agrees that the first commercial sale of one or more products to the customer shall occur on or before January 31, 2016 or UFRF shall have the right to terminate the Agreement pursuant to Section 9.4 hereto. In addition, Licensee will meet the milestones shown in Appendix D or UFRF shall have the right to terminate the Agreement pursuant to Section 9.4. Licensee will notify in writing as each milestone is met.

3.1.3	Licensee agrees that three years after the Effective Date of this First Amendment the Licensee would have achieved one of the following milestones: a) Completion of at least one sublicense for rights under the Licensed Patents or Licensed Process or b) Production of 10 Kilogram sample quantities of the Licensed Products by the Licensee. If neither of these milestones is met by the License, then the Licensee shall pay UFRF [...***...] for a one-time, non-refundable, 2-year extension to meet either milestone. Failure to meet either milestone after the 2-year extension is a material breach of this Agreement and grounds for termination pursuant to Section 9.3 hereto.
10.	Sub-section 4.2.1 of the License Agreement is replaced in its entirety with the following:
4.2.1	Royalty on Licensed Patents. In addition to other payments required by this Agreement, Licensee agrees to pay to UFRF as earned royalties a royalty calculated as a percentage of Net Sales of Licensed Products which, if not for this Agreement, would infringe Licensed Patents. The royalty is deemed earned as of the earlier of the date the Licensed Product and or Licensed Process is actually sold and paid (or the date an invoice is sent by Licensee or its Sublicensee(s). For each calendar year or partial calendar year during the term of this Agreement, Licensee shall pay royalties at the following rates based on the aggregate annual production
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of Licensed Products for all manufacturing by or on behalf of Licensee and Sublicensee(s): [...***...] of aggregate Net Sales for the first [...***...] pounds of Licensed Product during each calendar year; [...***...] of aggregate Net Sales between [...***...] and [...***...] pounds of Licensed Product during each calendar year, and [...***...] of aggregate Net Sales over [...***...] pounds of Licensed Product during each calendar year.
11.	Sub-section 4.3.1 (Other Payments) of the License Agreement is replaced in its entirety with the following:
4.3	Licensee agrees to pay UFRF an annual License Maintenance Fee of [...***...] every year until Licensed Product is commercialized. The first License Maintenance Fee shall be due on June 30, 2011. The License Maintenance Fee shall be payable within thirty (30) days of June 30 in each subsequent year until commercial sales of Licensed Product. Following commercialization of Licensed Product a Minimum Royalty payment of [...***...] shall be due for the life of this Agreement. The Minimum royalty shall be paid in advance on a quarterly basis for each year in which this agreement is in effect. The first Minimum Royalty payment shall be due in the first quarter following first commercial sales and shall be in amount of [...***...]. The Minimum Royalty for a given year shall be due in advance and shall be paid in quarterly installments on March 31, June 30, September 30, and December 31 for the following quarter. Any Minimum Royalty paid in a calendar year will be credited against the earned royalties for that calendar year. It is understood that the Minimum Royalties will be applied to earned royalties on a calendar year basis, and that sales of Licensed Products and/or Licensed Processes requiring the payment of earned royalties made during a prior or subsequent calendar year shall have no effect on the annual Minimum Royalty due UFRF for other than the same calendar year in which the royalties were earned.
12.	Sub-section 8.3 of the License Agreement is replaced in its entirety with the following:
8.3	UFRF shall diligently strive to make a decision on whether UFRF will bring an infringement action against the alleged infringer within thirty (30) days of being notified of any alleged infringement. If within seventy five
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(75) days after having been notified of any alleged infringement, UFRF shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought an infringement action against the alleged infringer, or if UFRF shall notify Licensee at any time prior thereto of its intention not to bring suit against the alleged infringer, then, and in those events only, Licensee shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Licensed Patents, and Licensee may, for such purposes, use the name of UFRF as party plaintiff. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of UFRF, which consent shall not be unreasonably withheld. Licensee shall indemnify UFRF against any order for costs that may be made against UFRF in such proceedings.
13.	Sub-section 8.4 of the License Agreement is replaced in its entirety with the following:
8.4	In the event that Licensee shall undertake the enforcement by litigation and/or defense of the Licensed Patents by litigation, any recovery of damages by Licensee for any such suit shall be applied first in satisfaction of any reasonable expenses and legal fees of Licensee relating to the suit, and next toward reimbursement of UFRF for any legal fees, and unreimbursed expenses. The balance remaining from any such recovery shall be divided in the ratio of [...***...] to Licensee and [...***...] to UFRF. In the event that UFRF shall undertake the enforcement by litigation and/or defense of the Licensed Patents by litigation, any recovery of damages by UFRF for any such suit shall be applied first in satisfaction of any reasonable expenses and legal fees of UFRF relating to the suit, and next toward reimbursement of Licensee for any legal fees, and unreimbursed expenses. The balance remaining from any such recovery shall be divided in the ratio of [...***...] to UFRF and [...***...] to Licensee.
14.	The provisions of Section 10 of the License Agreement is replaced in its entirety with the following:
10.	Assignability
This Agreement may be transferred or assigned by Licensee to an Affiliate of Licensee on prior notice to UFRF; provided, however, that Licensee shall remain
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liable to UFRF for the performance by such Affiliates of its obligations hereunder. The agreement may not be transferred or assigned to a Third Party by Licensee except with the prior written consent of UFRF and UFRF will not withhold such a written consent unreasonably. Licensee will provide to UFRF a copy of any documents that assign its rights and obligations to an Affiliate or another entity.
15.	The Appendix A — Development Plan of the License Agreement is replaced in its entirety with the following:

Myriant Technologies will focus on the development of biocatalyst for the commercial production of lactic acid. Unlike the currently used biocatalysts which use glucose as a substrate in a rich medium, Myriant seeks to develop biocatalysts that efficiently utilize all of the sugar constituents found in the carbohydrate polymer of plant biomass.

Year I (2011)
Develop biocatalyst that can produce lactic acid in minimal salt medium. Replace the yeast extract in the current growth medium with less expensive substitutes such as molasses, corn steep liquor, and a mixture of vitamins and minerals.
Year II (2012)
Test the ability of the biocatalyst to grow in a cellulosic hydrolysate and the ability of the biocatalyst to grow in the non-detoxified cellulosic hydrolysate.
Year III (2013)
Identify the fermentation conditions that would allow the production of lactic acid in a cost-effective commercial scale.
16.	The APPENDIX D — Milestones of the License Agreement is replaced in its entirety with the following:

In addition to the research milestones described in Appendix A, the following milestones shall be completed by the Licensee.
1.	By January 31, 2014, Licensee will provide UFRF a detailed document covering Licensee’s plan as to projected product development, markets, and sales forecasts, manufacturing and operations, and financial forecasts until at least [...***...] in
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aggregate Net Sales is achieved (“Business Plan”). UFRF will treat this Business Plan as confidential information according to Section 18 of the Agreement.
2.	By January 31, 2016, Licensee will have a first sale of Licensed Product.
17.	All other provisions of the License Agreement shall remain in full force and effect and unmodified by this amendment.

18.	The amendment shall be executed in duplicate and shall be referred to as the First Amendment to License Agreement No. A4779.
IN WITNESS WHEROF, the PARTIES hereto have duly executed this First Amendment to the License Agreement on the dates indicated below.

University of Florida Research Foundation, Inc.
By	/s/ David L. Day	DATE: May 26, 2011
David L. Day
Director, Office of Technology Licensing

Myriant Technologies Inc.
By	/s/ Stephen J. Gatto	DATE: May 31, 2011
Stephen J. Gatto
Chief Executive Officer

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